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                                                                    EXHIBIT 23.2

                              CONSENT OF KPMG LLP


The Trustees
Western Properties Trust:


     We consent to incorporation by reference in Amendment Number 1 to the registration statement on Form S-4 (No. 333-45944) of Pan Pacific Retail Properties, Inc. of our report dated February 8, 2000 relating to the consolidated balance sheets of Western Properties Trust (formerly Western Investment Real Estate Trust) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Western Properties Trust, and to the reference to our firm under the heading "Experts" in the registration statement.



/s/ KPMG LLP

San Francisco, California
September 29, 2000